EXHIBIT 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
866-508-4969	415-433-3777	503-235-8241
Investorrelations@pacificethanol.net		paulk@pacificethanol.net

PACIFIC ETHANOL ANNOUNCES $8.0 MILLION PRIVATE PLACEMENT AND AGREEMENT TO INCREASE OWNERSHIP IN PLANTS TO 34%

Sacramento, CA, December 9, 2011 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading marketer and producer of low-carbon renewable fuels in the Western United States, has entered into a definitive purchase agreement with a group of institutional investors to raise $8.0 million in a private placement transaction.  Further, the company has signed purchase agreements to acquire an additional 7% interest in the Pacific Ethanol production facilities.

Of the net proceeds from the financing, $4.6 million will be used for the purchase of the additional 7% ownership interest in New PE Holdco LLC, the owner of the four Pacific Ethanol production facilities with a combined annual production capacity of 200 million gallons. Upon closing, the company’s total ownership interest will increase to 34%. On October 6, 2010, the company paid $23.3 million in cash for its initial 20% ownership interest, and on November 29, 2011, the company purchased an additional 7% ownership interest for $4.5 million.

“With the purchase of this additional 7% interest, we continue to further our objective of increasing ownership in these and other production facilities,” said Neil Koehler, the company’s president and CEO. “Within a month, we will have increased our total ownership in the Pacific Ethanol Plants from 20% to 34% at values that are favorable compared to both replacement costs and current market.”

Under the terms of the financing transaction, the company is to issue in aggregate 7,625,000 shares of its common stock, at a price of $1.05 per share for gross proceeds of $8,006,250. The purchase price per share was determined based on a discount of approximately 19% to the closing sale price of the company’s common stock on December 8, 2011. The investors will also acquire warrants under which they will have the right to purchase an aggregate of 4,956,250 shares of common stock at an exercise price of $1.50 per share.  The warrants have a five-year term.  Lazard Capital Markets LLC acted as the sole placement agent for the private placement, which is expected to close on or about December 13, 2011. Further details on the transactions are available in the company’s Form 8-K filed today with the Securities and Exchange Commission.

The securities sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. The company has agreed to file a resale registration statement on Form S-1 by no later than December 23, 2011 for the purpose of registering the resale of the shares of common stock issued at the closing and the shares of common stock underlying the warrants.

About Pacific Ethanol, Inc.
Pacific Ethanol, Inc. (NASDAQ: PEIX) is the leading marketer and producer of low-carbon renewable fuels in the Western United States. Pacific Ethanol also sells co-products, including wet distillers grain (WDG), a nutritional animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Nevada, Arizona, Oregon, Colorado, Idaho and Washington. Pacific Ethanol has a 27% ownership interest in New PE Holdco LLC, the owner of four ethanol production facilities. Pacific Ethanol operates and manages the four ethanol production facilities, which have a combined annual production capacity of 200 million gallons. The facilities in operation are located in Boardman, Oregon, Burley, Idaho and Stockton, California, and one idled facility is located in Madera, California. The facilities are near their respective fuel and feed customers, offering significant timing, transportation cost and logistical advantages. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol’s managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release including, without limitation, the ability of Pacific Ethanol to continue as the leading marketer and producer of low-carbon renewable fuels in the Western United States; the ability of Pacific Ethanol to successfully close its private placement transaction, which is subject to various closing conditions including approval by The NASDAQ Capital Market of Pacific Ethanol’s additional listing application covering the shares of common stock to be issued at the closing of the private placement transaction and the shares of common stock underlying the warrants;  and the ability of Pacific Ethanol to successfully close its purchase of an additional ownership interest in New PE Holdco LLC, which is subject to various closing conditions are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Pacific Ethanol refers you to the “Risk Factors” section contained in its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2011 and in its most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

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